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INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
MILACRON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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October   , 2007

Dear Fellow Shareholders,

You are invited to attend a special meeting of shareholders to be held at 9 a.m. E.T. on Tuesday, November 27, 2007 at Milacron Inc. headquarters, 2090 Florence Ave., Cincinnati, OH 45206.

The purpose of the special meeting is to vote on changing certain terms of our Series B Convertible Preferred Stock. Specifically, there are two proposals.

The first proposal would, if adopted, limit the circumstances in which Series B holders could demand a cash redemption following a “Change of Control” of the company as defined in the Series B certificate of designation. This, in turn, would mean that the Series B Stock would no longer be a “disqualified stock” according to the definition in the indenture for our 11 1/2% Senior Notes and thus would give our board, under certain circumstances, the flexibility to declare PIK (payment in kind) dividends on Series B Stock.

The second proposal would, if adopted, accord “Initial Investor” status under the Series B certificate of designation to Ohio Plastics, LLC, a wholly owned affiliate of Bayside Capital, Inc. and the current holder of 57.5% of the Series B Stock. This would, among other things, prevent the triggering of a change of control by Ohio Plastics under certain circumstances.

There are other aspects and ramifications to each of these proposals, which are described in detail in this proxy statement. Please take the time to read it carefully.

Milacron’s board of directors supports these amendments and believes they are beneficial for all shareholders and for the company as a whole. I strongly recommend voting FOR both proposals.

Thank you for your continued support of Milacron.

Sincerely,

Ronald D. Brown
Chairman, President and
Chief Executive Officer

MILACRON INC.

2090 Florence Avenue
Cincinnati, Ohio 45206

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held November 27, 2007

A Special Meeting of the Shareholders of Milacron Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company, 2090 Florence Avenue, Cincinnati, Ohio 45206, on Tuesday, November 27, 2007, at 9:00 A.M. E.T., for the following purposes:

1.	Approval of amendments to the Certificate of Designation of Voting Powers, Designation, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions of 6.0% Series B Convertible Preferred Stock of the Company.

The Company’s Board of Directors has fixed the close of business on October 1, 2007, as the record date for determining the shareholders entitled to notice of, and to vote at, the Special Meeting.

It is important that your shares be represented and voted whether or not you plan to attend the meeting. Please mark, sign, and date the enclosed proxy card and return it promptly in the accompanying envelope. If you are a shareholder of record (your shares are in your name), then you also may submit your proxy via the telephone by accessing the toll-free number indicated on your proxy card or via the Internet by accessing the worldwide website indicated on your proxy card. If you attend the meeting, then you may revoke your proxy and vote your shares in person.

By order of the Board of Directors,

Hugh C. O’Donnell
Senior Vice President, General Counsel and Secretary

Cincinnati, Ohio,
October   , 2007

MILACRON INC.

2090 Florence Avenue
Cincinnati, Ohio 45206

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 27, 2007

This proxy statement (the “Proxy Statement”) and the accompanying form of proxy card are being mailed to shareholders beginning on or about October          , 2007, in connection with the solicitation by the Board of Directors (the “Board”) of Milacron Inc., a Delaware corporation (the “Company”), of proxies to be used at the Special Meeting of Shareholders to be held on November 27, 2007 (the “Special Meeting”), and any adjournment or postponement thereof.

The Board has fixed the close of business on October 1, 2007 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Special Meeting. Shareholders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), the Company’s 6% Series B Convertible Preferred Stock, par value $.01 per share (“Series B Preferred Stock”), and the Company’s 4% Cumulative Preferred Stock, par value $100 per share (“4% Preferred Stock”), at the close of business on the Record Date, are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. On the Record Date, there were outstanding 5,538,054 shares of Common Stock, 500,000 shares of Series B Preferred Stock, and 6,000 shares of 4% Preferred Stock.

INTRODUCTION

At the Special Meeting, all holders of Common Stock, Series B Preferred Stock and 4% Preferred Stock will consider and vote upon (i) a proposal approving an amendment to the Certificate of Designation of Voting Powers, Designation, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions of Series B Preferred Stock (the “Designation”) to include as a condition to the Company’s obligation to repurchase or redeem their shares of Series B Preferred Stock upon a change of control of the Company that the Company be in compliance with its obligations under its then-current financing arrangements, and (ii) a proposal approving an amendment to the Designation to include as “Initial Investors,” for purposes of the Series B Preferred Stock, Ohio Plastics, LLC (“Ohio Plastics”), its affiliates and associates and certain other persons described herein.

VOTING PROCEDURES

All shares of Common Stock, Series B Preferred Stock and 4% Preferred Stock represented at the Special Meeting and any adjournment or postponement thereof by a proxy that has not been revoked will be voted at the Special Meeting and any adjournment or postponement thereof. A shareholder who has given a proxy may revoke it at any time before it is voted (i) by voting in person at the Special Meeting or any adjournment or postponement thereof, (ii) by giving a written notice of revocation to the Secretary of the Company at 2090 Florence Avenue, Cincinnati, Ohio 45206, or (iii) by giving a later dated proxy.

If a choice has been specified by a shareholder on such shareholder’s proxy card with respect to any matter to be voted on at the Special Meeting, the shares represented by such proxy will be voted or withheld from voting accordingly. If no choice is so specified, the shares will be voted FOR the proposed amendments.

Each share of Common Stock entitles the holder thereof to one vote. Each share of 4% Preferred Stock entitles the holder thereof to 24 votes. Each share of Series B Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted as of the Record Date in accordance with the Designation.

For purposes of exercising the pass through voting rights for participants in the Company’s employee benefit plans and related IRA rollover accounts, each participant having shares of Common Stock credited to his or her account will receive a voting instruction form to be returned to the Trustee of the benefit plan with his or her voting instructions. The Trustee will vote plan shares that are not signed and returned (or otherwise voted) in the same proportion as shares that are voted with respect to each plan.

Abstentions and broker non-votes will be counted toward the establishment of the quorum and will have the same effect as a vote against the proposed amendments.

The Company’s shareholders are not entitled to dissenter’s or appraisal rights under Delaware law in connection with the proposed amendments.

QUORUM

The presence in person or by proxy, at the Special Meeting, of (i) the holders of a majority of the voting power of the outstanding shares of Common Stock, Series B Preferred Stock and 4% Preferred Stock, considered together as a single class, and (ii) the holders of a majority of the voting power of the outstanding shares of Series B Preferred Stock, considered as a separate class, shall constitute a quorum.

ELECTRONIC ACCESS TO PROXY MATERIALS

The Notice of the Special Meeting of Shareholders and this Proxy Statement can be accessed via the Company’s Internet site at www.milacron.com.

PROXY SOLICITATION

Under applicable regulations of the Securities and Exchange Commission (“SEC”), each member of the Board, certain officers and employees of the Company, and certain other persons may be deemed to be “participants” in the Company’s solicitation of proxies in connection with the Special Meeting. For information with respect to such participants, please refer to the information set forth under the heading “Share Ownership of Directors and Executive Officers.”

Proxies may be solicited by mail, advertisement, telephone, via the Internet, in person, through public statements, and press releases. Solicitations may be made by directors, officers, investor relations personnel, and other employees of the Company, none of whom will receive additional compensation for such solicitations. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation material to certain beneficial owners of Common Stock and 4% Preferred Stock and Series B Preferred Stock, and the Company will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Costs related to the solicitations of proxies will be borne by the Company and include expenditures for printing, postage, legal, accounting, financial advisory, public relations, soliciting, advertising, and related expenses. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to provide solicitation and advisory services in connection with the solicitation of proxies for the Special Meeting. Innisfree will receive a fee estimated at $8,500, plus reasonable out-of-pocket expenses. The agreement between the Company and Innisfree provides for customary indemnification by the Company of Innisfree and its directors, officers, employees, and affiliates against certain liabilities and expenses related to its role in the solicitation.

CHANGE IN CONTROL

On October 2, 2007, Ohio Plastics, an affiliate of Bayside Capital, Inc., purchased all of the Series B Preferred Stock held by Glencore Finance AG (“Glencore”), amounting to 287,500 shares or 57.5% of the outstanding Series B Preferred Stock. Holders of Series B Preferred Stock have the ability to elect a majority of the Company’s board of directors. Ohio Plastics paid $17,937,500 for Glencore’s Series B Preferred Stock at closing. The acquisition was funded from the working capital of Bayside Opportunity Fund and its affiliates, as reported in Schedule 13D dated October 12, 2007, filed with the SEC by Ohio Plastics.

VOTING AGREEMENT

To facilitate the adoption of the amendments to the Designation that will be submitted for shareholder approval at the Special Meeting, the Company entered into a Voting Agreement with Glencore pursuant to which Glencore agreed to vote all of the Series B Preferred Stock Glencore owned as of the Record Date for the Special Meeting in favor of the proposed amendments and against any proposal that is in opposition to, inconsistent with, or intended to impede the adoption of the proposed amendments. Glencore also granted to Company directors Larry D. Yost and Charles F.C. Turner an irrevocable proxy to vote the shares of Series B Preferred Stock that Glencore owned as of the Record Date in favor of the proposed amendments. As a result of the Voting Agreement, 57.5% of the total voting power of the Series B Preferred Stock, and 28.8% of the total voting power of all of the shares of Company stock entitled to vote together as one class on the proposed amendments will be voted in favor of the amendments.

Glencore agreed to enter into the Voting Agreement and grant the irrevocable proxy at the request of a special committee (the “Special Committee”) of the Board, which was formed to take action with respect to the sale (the “Sale”) of Glencore’s Series B Preferred Stock to Ohio Plastics. In the course of the Special Committee’s evaluation of the Sale, the Special Committee determined that it was in the best interests of the Company and its shareholders, including the shareholders other than Glencore, to obtain Glencore’s commitment to vote in favor of the proposed amendments. Based in part on Glencore’s willingness to enter into the Voting Agreement, the Special Committee decided (i) to approve an amendment to the Rights Agreement dated February 5, 1999 between the Company and Mellon Investor Services LLC (the “Rights Agreement”), to ensure that the rights provided for in that agreement would not become exercisable as a result of the Sale and (ii) to approve the Sale for purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”), so that the Company need not obtain the approval of the holders of two-thirds of the voting stock owned by shareholders other than Ohio Plastics and its affiliates and associates in order to enter into “Business Combinations” (as defined in Section 203) with Ohio Plastics. (Absent this Section 203 approval, such two-thirds voting requirement would have applied to Business Combinations between the Company and Ohio Plastics for a three-year period following the Sale.)

In addition, both the Special Committee and the Board approved an amendment to the Rights Agreement to ensure that the rights provided for in that agreement would not become exercisable as a result of the execution and performance of the Voting Agreement, and approved the Voting Agreement for purposes of Section 203 of the DGCL to ensure that “Business Combinations” between the Company and the proxy holders set forth in the Voting Agreement would not be subject to approval by the holders of two-thirds of the voting stock held by shareholders other than the proxy holders for the three-year period following the adoption of the Voting Agreement.

PROPOSAL 1:
AMENDMENT TO THE REDEMPTION PROVISION OF THE SERIES B PREFERRED STOCK

The Board has adopted and declared advisable, and recommends for shareholder approval, an amendment to the Designation that, if approved by the shareholders, would prohibit holders of the Series B

Preferred Stock from exercising their option to require the Company to redeem the Series B Preferred Stock for cash following a “Change of Control” (as defined in the Designation) unless the redemption complies with or is permitted by the Company’s “Financing Agreements,” which is defined in the Designation to include any credit agreements, notes or indentures evidencing Company indebtedness. The Board adopted the proposed amendment on October 1, 2007. As explained further below, the proposed amendment will limit the circumstances in which a cash redemption of the Series B Preferred Stock could occur following a Change of Control, and will provide the Board greater flexibility under the Financing Agreements to pay the holders of the Series B Preferred Stock “Pay-In-Kind” or “PIK” dividends, i.e., dividends consisting of additional shares of Series B Preferred Stock.

Currently, the terms of the Series B Preferred Stock permit the Board to declare and pay, at its discretion, quarterly cash dividends at an annual rate of $12.00 per share. If the Company is prohibited by the Financing Agreements or the Company’s Restated Certificate of Incorporation (the “Charter”) from paying a cash dividend, the Board may declare and pay a PIK dividend at an annual rate of $16.00 per share. If the Board does not pay either a cash or PIK dividend in a given quarter, the dividend amount accrues and accumulates with all other previously unpaid dividends, but such accrued dividends do not bear interest.

The Financing Agreements currently prohibit the Board from paying either cash or PIK dividends on the Series B Preferred Stock. This prohibition is a result of certain terms in the Indenture (the ’“Indenture”) governing the 11 1/2% Senior Secured Notes due 2011 (the “Notes”), in which the Company agreed that it would not make certain “Restricted Payments” unless, among other conditions, the Company satisfies a fixed charge ratio test set forth in the Indenture. Restricted Payments include dividends that are paid to shareholders that consist of either cash or “Disqualified Stock.” Disqualified Stock is defined to include any Company stock that provides its holder the option to redeem such stock on or prior to the 91st day after the maturity of the Notes. The Series B Preferred Stock constitutes Disqualified Stock because it may be redeemed by the shareholder following a Change of Control, regardless of whether the Company can satisfy the fixed charge ratio test or the other requirements in the Company’s Financing Agreements.

Through the end of calendar year 2005, the Company paid cash dividends to the holders of Series B Preferred Stock in accordance with a provision in the Indenture that allowed for Restricted Payments up to $10 million. Since that time, there has been insufficient funds under such provision to pay dividends to the holders of Series B Preferred Stock, and the Company also cannot pay a dividend under the fixed charge ratio test. As of June 30, 2007 and December 31, 2006, accrued and unpaid dividends totaled $9.0 million and $6.0 million, respectively.

If the proposed amendment is adopted, the Series B Preferred Stock will no longer constitute “Disqualified Stock” because redemption following a Change of Control will be prohibited unless the redemption payments are permitted by or comply with the Financing Agreements. Thus, the amendment would prevent a holder of Series B Preferred Stock from redeeming its shares following a Change of Control unless the fixed charge ratio test, along with all other applicable requirements set forth in the Financing Agreements, are satisfied. However, the amendment would enable the Board to pay PIK dividends, even if the Company does not satisfy the fixed charge ratio test, so long as the dividend payment complies with all other requirements set forth in the Financing Agreements, the Charter and applicable law.

The Board evaluated several factors before adopting the amendment and recommending it for shareholder approval, including the following:

•	A review of the negotiations between the Company and the initial holders of Series B Preferred Stock indicated that all parties intended for the Board to possess the authority to pay PIK dividends notwithstanding the fixed charge ratio test in the Indenture.

•	By effectively prohibiting a redemption payment that would otherwise violate the Indenture, the Company will avoid any potentially adverse consequences that might occur following a Change of

Control, in which case the Board might be forced to choose between refusing to pay the redemption price (and therefore subjecting the Company to liability to the holders of Series B Preferred Stock) and breaching the Indenture by paying the redemption price.

•	The Board recognized that declaring and paying PIK dividends in the future would dilute the economic interest and the voting power of the holders of Common Stock, and would enable the holders of Series B Preferred Stock to receive dividends on the additional shares of Series B Preferred Stock paid through a PIK dividend. However, the Board concluded that such consequences of paying a PIK dividend should not deter the Board or shareholders from adopting the amendment because dividends are declared at the discretion of the Board and a PIK dividend is only payable to the extent that the Company is prohibited under the Financing Agreements or the Charter from paying a cash dividend.

The proposed amendment is set forth in Appendix A to this Proxy Statement, and the foregoing description of the amendment is qualified in its entirety by the actual provisions of the amendment. In addition, the description of the other legal documents set forth in this Proxy Statement are qualified in their entirety by reference to the applicable documents, each of which has been filed with the SEC as an exhibit to the Company’s annual report on Form 10-K.

If the proposed amendment is approved, the Company will file the amendment with the Secretary of State of the State of Delaware, and the amendment will become effective upon such filing. The Company intends to file this amendment with the Secretary of State of the State of Delaware if it is approved by the required shareholder vote, even if the Company shareholders do not approve the other amendment described in this proxy statement.

VOTE REQUIRED

The proposed amendment must be adopted by the following votes of the shareholders: (i) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Common Stock, 4% Preferred Stock and the Series B Preferred Stock, voting together as a single class and (ii) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Series B Preferred Stock, voting as a separate class.

THE BOARD OF DIRECTORS
RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

PROPOSAL 2:
AMENDMENT TO INCLUDE OHIO PLASTICS, LLC AND CERTAIN OTHER PERSONS AS “INITIAL INVESTORS” FOR PURPOSES OF THE SERIES B PREFERRED STOCK

The Board has adopted and declared advisable, and recommends for shareholder approval, an amendment to the Designation that, if adopted, would entitle Ohio Plastics and certain other persons (as described below) to certain rights, and burden such persons with certain restrictions, that apply to “Initial Investors” under the Designation. The Board adopted this proposed amendment on October 1, 2007, the day before Ohio Plastics purchased its shares of Series B Preferred Stock from Glencore. The amendment would confer on Ohio Plastics the same rights and restrictions that apply to Glencore by virtue of its status as an “Initial Investor.”

The Designation currently defines Glencore and Mizuho as “Initial Investors.” Initial Investor status is significant for the following reasons:

•	Pursuant to the Designation, the holders of Series B Preferred Stock can put their shares to the Company (by obligating the Company to redeem such shares for a cash amount) following a

Change of Control, which is defined to include the following events: (i) the acquisition by any person, other than an Initial Investor, of beneficial ownership of more than 50% of the total voting power of the outstanding voting stock of the Company, (ii) a sale of all or substantially all the Company’s assets and (iii) a merger or consolidation in which the Company’s current shareholders do not own directly or indirectly a majority of the voting power of the entity surviving such transaction and in substantially the same proportion as before the transaction. Thus, an Initial Investor cannot cause a Change of Control to occur by acquiring ownership of more than 50% of the total voting power of the Company voting stock, unless such acquisition occurs in connection with a merger or consolidation described above.

•	Notwithstanding the requirement under the Designation that directors elected solely by the holders of Series B Preferred Stock must meet the definition of “independent” under the rules of the New York Stock Exchange, one officer or employee of each Initial Investor, if elected as a director by the holders of the Series B Preferred Stock, will not be subject to such requirement.

•	Until the first time that an Initial Investor ceases to own at least 15% of the total voting power of the Common Stock (calculated on a fully diluted basis set forth in the Designation), the Initial Investor is entitled to (i) reasonable access to the Company’s books, records, personnel and representatives which will be provided upon reasonable notice and in a manner that will not unreasonably interfere with the Company’s business and (ii) copies of all confidential financial information and reports prepared for the Company’s lenders promptly upon furnishing such information to such lenders, subject to (among other requirements) customary confidentiality obligations.

•	When an Initial Investor transfers one or more shares of Series B Preferred Stock to another person, the Initial Investor must provide the Company written notice of the transfer within three days of such transfer.

•	Initial Investors are entitled to participate in certain class voting rights that are otherwise denied to affiliates of the Company. The Designation currently provides that the holders of a majority of the voting power of the Series B Preferred Stock, excluding shares held by the Company or by affiliates of the Company, are entitled to vote as a separate class to approve (i) the authorization or creation of stock ranking either senior to or on parity with the Series B Preferred Stock with respect to dividends or liquidation payments made by the Company and (ii) amendments, waivers or alterations to any provisions of the Designation, and amendments to either the Charter or the Amended and Restated By-Laws of the Company, that would affect the interests of the holders of Series B Preferred Stock in a “materially adverse” manner. Initial Investors are entitled to participate in these class votes even if they are affiliates of the Company.

If the proposed amendment is adopted, the Designation will be amended to include Ohio Plastics and its affiliates and associates as “Initial Investors.” Accordingly, Ohio Plastics and its affiliates and associates will be entitled to the same rights, and burdened with the same restrictions, that apply to Glencore and Mizuho. The proposed amendment also specifies that, solely with respect to the definition of Change of Control, an “Initial Investor” will also include any person who owns Company stock that was at any time beneficially owned by Ohio Plastics or its affiliates or associates. Accordingly, any transferee who purchases shares of Company stock that were at any time owned by Ohio Plastics or its affiliates or associates will not be able to cause a Change of Control solely by virtue of their beneficial ownership of more than 50% of the voting power of the Company voting stock outstanding. The amendment would also enact certain conforming changes to the Designation, which remove references to “Initial Investors” where such provisions are intended to refer only to Glencore and Mizuho.

The proposed amendment is the result of negotiations between Ohio Plastics and the Special Committee. In connection with its evaluation of the Sale, the Special Committee initially indicated that it wished to recommend that the Board adopt an amendment to the Designation that would prevent Ohio Plastics from causing a Change of Control redemption event to occur by acquiring additional shares of

Company stock following the consummation of the Sale. During discussions between Ohio Plastics and the Special Committee, Ohio Plastics requested that the Designation confer on Ohio Plastics all of the rights and restrictions that currently apply to Glencore by virtue of its Initial Investor status. Following deliberations, the Special Committee and the Board agreed to adopt the current form of the proposed amendment to the Designation. The Special Committee determined that it is in the best interests of the Company shareholders (including the shareholders other than Glencore) to recommend that the Board adopt the proposed amendment. Based in part on that recommendation, the Board also determined that the amendment is in the best interests of the Company and its shareholders.

The proposed amendment is set forth in Appendix B to this Proxy Statement, and the foregoing description of the amendment is qualified in its entirety by the actual provisions of the amendment. In addition, the description of the other legal documents set forth in this Proxy Statement are qualified in their entirety by reference to the applicable documents, each of which has been filed with the SEC as exhibits to the Company’s annual report on Form 10-K.

If the proposed amendment is approved, the Company will file the amendment with the Secretary of State of the State of Delaware, and the amendment will become effective upon such filing. The Company intends to file this amendment with the Secretary of State of the State of Delaware if it is approved by the required shareholder vote, even if the Company shareholders do not approve the other amendment described in this proxy statement.

VOTE REQUIRED

The proposed amendment must be adopted by the following votes of the shareholders: (i) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock, 4% Preferred Stock and the Series B Preferred Stock, voting together as a single class and (ii) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Series B Preferred Stock, voting as a separate class.

THE BOARD OF DIRECTORS
RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following tables set forth as of October 8, 2007 (unless otherwise indicated), to the Company’s knowledge, the beneficial owners of more than five percent of the Company’s outstanding shares of the Common Stock, Series B Preferred Stock and 4% Preferred Stock. Unless otherwise noted, the individuals or entities named in such tables have sole voting and dispositive power.

Common Stock(1)

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding(2)	Outstanding(3)

Cannell Capital, LLC(4) 50 California Street, 5th Floor San Francisco, CA 94111	500,000	9.0	4.3
David J. Greene & Company, LLC(5) 599 Lexington Avenue New York, NY 10022	378,289	6.8	3.3
Pzena Investment Management, LLC(6) 120 West 45th Street, 20th Floor New York, NY 10036	344,354	6.2	3.0
Dimensional Fund Advisors LP(7) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	340,750	6.1	2.9
Neal Kowalski(8) 6707 Bessemer Avenue Cleveland, OH 44127	279,838	5.0	2.4
Fine Capital Partners, L.P.(9) 152 West 57th Street, 37th Floor New York, NY 10019	278,670	5.0	2.4

Series B Preferred Stock

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding	Outstanding(3)

Ohio Plastics, LLC(10) c/o H.I.G. Capital, LLC 1001 Brickell Bay Drive, 26th Floor Miami, FL 33131	287,500	57.5	28.8
MSD Capital, L.P./SOF Investments L.P.(11) 645 Fifth Avenue, 21st Floor New York, NY 10022	75,000	15.0	7.5
Ore Hill Hub Fund Ltd.(12) c/o Ore Hill Partners LLC 650 Fifth Avenue, 9th Floor New York, NY 10019	52,500	10.5	5.2
Whitebox Convertible Arbitrage Partners, LP 3033 Excelsior Boulevard, #300 Minneapolis, Minnesota 55416	44,400	8.9	4.4
Linden Capital L.P 18 Church Street, Skandia House Hamilton, HM22, Bermuda	37,000	7.4	3.7

4%  Cumulative Preferred Stock

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding	Outstanding(3)

Mellon Trust of New England 525 William Penn Place, Suite 3418 Pittsburgh, PA 15259 Trustee — Milacron Employee Benefit Plans Contact: Melissa Tarasovich Officer	1,113	18.5	[0.8]	(13)
Goldman, Sachs & Co 180 Maiden Lane New York, NY 10038 Contact: Gloria Lio President	827	13.7	0.1
JPMorgan Chase Bank/PCS Shared Services 340 South Cleveland Ave Bldg 350 Westerville, OH 43081 Contact: Chris Buck Manager	696	11.6	0.1
RBC Dain Rauscher Inc 510 Marquette Avenue South Minneapolis, MN 55402 Contact: Steve Schafer Sr. Associate	486	8.1	0.1
Milacron Geier Foundation 2090 Florence Avenue Cincinnati, OH 45206 (R. D. Brown and C. F. C. Turner, Trustees)	391	6.5	0.1
National Financial Services LLC 200 Liberty Street	367	6.1	0.1

(1)	Shares totals set forth in the beneficial ownership tables reflect the 1-for-10 reverse stock split effected by Milacron Inc. in May 2007. Notes referring to filings with the SEC on Schedule 13D or Schedule 13G prior to May 2007 do not reflect such reverse stock split.

(2)	Based upon 5,538,054 shares of Common Stock outstanding as of October 8, 2007, not including 4,890 shares held in treasury and not giving effect to the conversion of the Series B Preferred Stock, the exercise of the contingent warrants or the payment of any dividends on the Series B Preferred Stock-in-kind.

(3)	Based upon 5,538,054 shares of Common Stock outstanding as of October 8, 2007, not including 4,890 shares held in treasury and not giving effect to the exercise of the contingent warrants or the payment of any dividends on the Series B Preferred Stock-in-kind. The following chart sets forth the percentage of voting power, as of October 8, 2007, of (a) the holders of the Company’s Common Stock, (b) the holders of the Company’s Series B Preferred Stock and (c) the holders of the Company’s 4% Preferred Stock, based upon 5,538,054 shares of Common Stock outstanding as of October 8, 2007, not including 4,890 shares held in treasury, and giving effect solely to the exercise of the contingent warrants and the payment of pay-in-kind dividends on the Series B Preferred Stock from December 1, 2007, through to its mandatory conversion date (and without giving effect to any other transactions that the Company may enter into during the applicable periods that would result in additional dilution).

			On Series
			B Preferred
			Stock Mandatory
			Conversion Date
			(June 10, 2011)
			Assuming
			Pay-in-kind
			Dividends on
			Series B
	As of	Following Exercise	Preferred Stock
	October 8,	of Contingent	Until Such
	2007	Warrants(a)	Date(b)

Holders of Common Stock(c)	48.6%	48.2%	41.11%
Holders of Series B Preferred Stock(d)	50.1%	50.6%	57.83%
Holders of 4% Cumulative Preferred Stock(e)	1.3%	1.2%	1.06%

(a)	Assumes that all contingent warrants and Common Stock issued upon exercise thereof are held by holders of Series B Preferred Stock.

(b)	Assumes exercise of the contingent warrants, that all Common Stock issued upon exercise thereof continues to be held by holders of Series B Preferred Stock, and that each quarterly dividend due to the holders of Series B Preferred Stock until the date of the mandatory conversion on June 10, 2011, beginning with the dividend due on December 1, 2007, is paid in-kind with shares of Series B Preferred Stock. (The Company currently is precluded from paying either cash or pay-in-kind dividends under the terms of the indenture governing its 11 1/2% Senior Secured Notes due 2011.)

(c)	Each holder of Common Stock is entitled to one vote for each share of Common Stock held.

(d)	Each holder of Series B Preferred Stock is entitled to one vote for each share of Common Stock into which each share of Series B Preferred Stock is convertible.

(e)	Each holder of 4% Preferred Stock is entitled to 24 votes for each such share of 4% Preferred Stock held.

(4)	As reported in Schedule 13G/A dated February 14, 2007, filed with the SEC by J. Carlo Cannell, the controlling member of Cannell Capital, LLC. Cannell Capital, LLC acts as the investment adviser to the Anegada Master Fund Limited, which owns 1,403,749 shares of Common Stock, and TE Cannell Portfolio, Ltd., which owns 1,333,277 shares of Common Stock, and is the general partner of and investment adviser to Tonga Partners, L.P., which owns 2,262,974 shares of Common Stock. Cannell Capital, LLC (and as its controlling member, J. Carlo Cannell) has the right or the power to direct the receipt of dividends from the shares of Common Stock and to direct the receipt of proceeds from the sale of Common Stock, to Cannell Capital, LLC’s investment advisory clients.

(5)	As reported in Schedule 13G dated February 8, 2007, filed with the SEC by David J. Greene and Company, LLC (“David J. Greene”), a registered broker or dealer and an investment advisor, with respect to shares of which David J. Greene has shared dispositive power and of which clients of David J. Greene have the right to receive dividends and proceeds of sale. David J. Greene also reported shared voting power with respect to 2,789,979 of the shares of Common Stock as to which it reported shared dispositive power.

(6)	As reported in Schedule 13G/A dated February 13, 2007, filed with the SEC by Pzena Investment Management, LLC (“Pzena”), a registered investment advisor, with respect to shares of Common Stock of which clients of Pzena have the right to receive and the ultimate power to direct the receipt of dividends, or the proceeds of sale. Pzena also reported sole voting power with respect to 3,009,726 of the shares of Common Stock as to which it reported sole dispositive power.

(7)	As reported in Schedule 13G/A dated February 1, 2007, filed with the SEC by Dimensional Fund Advisors LP, an investment advisor, with respect to shares of Common Stock held by funds as to which it serves as investment advisor or manager. Dimensional Fund Advisors LP possesses investment and/or voting power over the Common Stock owned by such funds.

(8)	As reported in Schedule 13D dated August 3, 2007, filed with the SEC by Neal Kowalski, the President of Centran Logistics, Inc., a transportation services company, with respect to 279,838 shares of Common Stock. Neal Kowalski possesses sole power to vote and dispose of all such shares.

(9)	As reported in Schedule 13D dated February 17, 2006, filed with the SEC by Fine Capital Partners, L.P., an investment manager to certain private investment funds, Fine Capital Advisors, LLC, as the general partner of Fine Capital Partners, L.P., and Debra Fine, as a principal of Fine Capital Partners, L.P. and Fine Capital Advisors, LLC, with respect to 2,786,700 shares beneficially held by such persons. Such persons do not directly own any shares of Common Stock.

(10)	As reported in Schedule 13D dated October 12, 2007, filed with the SEC by Ohio Plastics, LLC with regard to 287,500 shares of Series B Preferred Stock beneficially held with shared voting and dispositive power by Ohio Plastics, LLC, Ohio Plastics Recovery, Ltd., Ohio Plastics Financing, Inc., Bayside Opportunity Fund, L.P., Bayside Opportunity Advisors, L.L.C., H.I.G.-GPII, Inc., Sami W. Mnaymneh, and Anthony A. Tamer.

(11)	As reported in Schedule 13G filed by MSD Capital, L.P. and SOF Investments, L.P., dated March 20, 2006, with regard to 75,000 shares of Series B Preferred Stock held by SOF Investments, L.P., with shared voting and dispositive power. MSD Capital, L.P. is the general partner of SOF Investment, L.P. and therefore may be deemed to be the indirect beneficial owner of such shares.

(12)	As reported in Schedule 13G filed by Ore Hill Hub Fund Ltd. and Ore Hill Partners LLC, dated March 22, 2006, with regard to 52,500 shares of Series B Preferred Stock held by Ore Hill Hub Fund Ltd. with shared voting and dispositive power. Ore Hill Partners LLC is the investment manager of Ore Hill Hub Fund Ltd. and, accordingly, may be deemed to have voting and dispositive power with respect to such shares.

(13)	Includes both the 29,066 shares of Common Stock and the 1,113 shares of 4% Cumulative Preferred Stock beneficially owned by Mellon Trust of New England.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock, Series B Preferred Stock and 4% Preferred Stock as of October 8, 2007 for each of the directors, and for each of the executive officers named in the Summary Compensation Table included in the Company’s proxy statement dated April 13, 2007. For further information regarding our executive officers, reference is made to the section titled “Executive Officers of the Registrant” in Part I of the Company’s Form 10-K filed with the SEC on March 9, 2007.

		Percent	Series	Percent		Percent
		of	B	of	4%	of
	Common	Class	Preferred	Class	Preferred	Class
Name	Stock(1)	Outstanding	Stock	Outstanding	Stock	Outstanding

Sallie B. Bailey(2)	0	*	—	—	—	—
Ronald D. Brown(1)(3)	155,477	2.8	—	—	—	—
John P. Bolduc	0	*	—	—	—	—
John B. Caple	0	*	—	—	—	—
Norman Cohen	0	*	—	—	—	—
Steven N. Isaacs(1)(2)(4)	58,246	1.0	—	—	—	—
Tiffany F. Kosch	0	*	—	—	—	—
Donald R. McIlnay(1)(2)	200	*	—	—	—	—
Mark L. Segal(1)(2)	200	*	—	—	—	—
Lewis J. Schoenwetter	0	*	—	—	—	—
Charles F. C. Turner(1)(2)(3)	1,421	*	—	—	34.2	0.6
Larry D. Yost(2)	200	*	—	—	—	—
Ross A. Anderson(1)	60,918	1.1	—	—	—	—
Karlheinz Bourdon**	12,875	*	—	—	—	—
Robert C. McKee(1)	45,874	*	—	—	—	—
Hugh C. O’Donnell(1)	51,141	*	—	—	—	—
All directors and Named Executive Officers as a group	386,552	6.9	—	—	34.2	0.6
All directors and executive officers as a group — 22 persons(5)(6)	581,172	10.3			34.2	0.6

*	Denotes less than 1%.

**	Figures for share ownership of Common Stock for Mr. Bourdon are as of February 16, 2007, the date he ceased service as an executive officer of the Company.

(1)	The amounts shown include (a) the following shares that may be acquired within 60 days pursuant to outstanding option grants: Mr. Anderson 400 shares, Mr. Brown 16,000 shares, Mr. McKee 4,500 shares, Mr. O’Donnell 4,100 shares, Mr. Isaacs 150 shares, Mr. Turner 350 shares, and 85,590 shares for all directors and executive officers as a group; (b) the following shares allocated to participant accounts under the Milacron Retirement Savings Plan, according to information furnished by the Plan Trustee: Mr. Anderson 761 shares, Mr. Brown 945 shares, Mr. McKee 596 shares, Mr. O’Donnell 888 shares, and 5,987 shares for all directors and executive officers as a group; (c) grants of the following time-based restricted stock which have not vested: Mr. Anderson 20,150 shares, Mr. Brown 28,750 shares, Mr. McKee 12,300 shares, Mr. O’Donnell 12,675 shares, Mr. McIlnay 200 shares and 138,875 shares for all directors and executive officers as a group; (d) grants of the following performance-based restricted stock which have not been earned and have not vested: Mr. Anderson 36,750 shares, Mr. Brown 76,250 shares, Mr. McKee 24,000 shares, Mr. O’Donnell 25,125 shares, and 277,225 shares for all executive officers as a group.

(2)	The amounts shown do not include: (a) credits of stock units under the Company’s deferred compensation plans for non-employee directors as follows: Ms. Bailey 7,904 units, Mr. Cohen 744 units, Mr. Isaacs 7,882 units, Mr. McIlnay 4,844 units, Mr. Schneider 836 units, Mr. Segal 7,796 units, Mr. Turner 8,351 units, and Mr. Yost 7,796 units; and (b) 933 deferred shares each for Messrs. Isaacs, Segal, Turner, Yost and Ms. Bailey granted pursuant to the Milacron Inc. 2004 Long-Term Incentive Plan.

(3)	The amounts shown do not include 391.3 shares of 4% Preferred Stock held by the Milacron Geier Foundation (of which Messrs. Brown and Turner are Trustees), as to which shares beneficial ownership is disclaimed.

(4)	The amount shown for Mr. Isaacs includes 57,500 shares that may be obtained within 60 days by Glencore Finance AG upon the exercise of warrants. Mr. Isaacs is Managing Director of Glencore Finance AG and has disclaimed personal beneficial ownership with regard to these shares.

(5)	In the event of full conversion of all Series B Preferred Stock, directors and executive officers’ (including those not named in the table above) beneficial ownership as a group of outstanding Common Stock would be 5.2%.

(6)	No director or executive officer has outstanding any arrangement for the pledge of shares of Milacron Common Stock, Series B Preferred Stock or 4% Preferred Stock.

SHAREHOLDER PROPOSALS FOR THE
2008 ANNUAL MEETING OF SHAREHOLDERS

The Company’s proxy statement for the 2007 Annual Meeting of Shareholders (the “2007 Proxy Statement”) contained certain information with respect to the deadlines for submitting shareholder proposals for the 2008 Annual Meeting that, due to an inadvertent administrative error, were stated incorrectly. The following information with respect to the deadlines for shareholder proposals and shareholder nominations for director election are intended to supersede and replace the information set forth in the 2007 Proxy Statement.

In order for shareholder proposals for the 2008 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s proxy material, they must be received by the Company at its principal office in Cincinnati, Ohio, on or before December 15, 2007. Such proposals must also comply with all of the requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934 (as amended) (“Rule 14a-8”).

To present at the 2008 Annual Meeting shareholder nominations for director election and all other business that is not included in the Company proxy materials under Rule 14a-8, timely notice thereof must be given in writing to the Secretary of the Company not earlier than the close of business on January 3, 2008, nor later than the close of business on February 2, 2008. In no event shall the public announcement of an adjournment or postponement of the 2008 Annual Meeting of Shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. In order to present nominees or business for shareholder action at the 2008 Annual Meeting (other than a proposal included in the Company’s proxy materials under Rule 14a-8), a shareholder must also comply with certain requirements set forth in Article II, Section 12 of the Amended and Restated By-Laws of the Company.

If any shareholder who intends to propose any other matter to be acted upon at the 2008 Annual Meeting of Shareholders does not inform the Company of such matter by February 2, 2008, the persons named as proxies for the 2008 Annual Meeting of Shareholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting.

OTHER MATTERS

The Board does not intend to present any other business at the Special Meeting and knows of no other matters which will be presented. However, if any other matters properly come before the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters.

By order of the Board of Directors,

Hugh C. O’Donnell
Senior Vice President,
General Counsel and Secretary

Cincinnati, Ohio
October   , 2007

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Appendix A

TEXT OF THE PROPOSED AMENDMENT
TO THE REDEMPTION
PROVISION OF THE SERIES B PREFERRED STOCK

Section 9 of the Certificate of Designation of Voting Powers, Designation, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 6.0% Series B Convertible Preferred Stock (the “Designation”) of the Company is hereby amended by inserting the following text as a new paragraph (vi) at the end of Section 9:

(vi) Notwithstanding the foregoing provisions of this Section 9, no Series B Preferred Stock may be redeemed by the Company pursuant to the provisions of this Section 9 unless such redemption is permitted by or complies with the terms and provisions of the Financing Agreements, including, without limitation, Section 4.07 of the Indenture governing the Company’s 11 1/2% Senior Secured Notes due 2011, between Milacron Escrow Corporation and U.S. Bank National Association, dated May 26, 2004, as amended and supplemented.

A-1

Appendix B

TEXT OF THE PROPOSED AMENDMENT TO INCLUDE OHIO PLASTICS, LLC
AND CERTAIN OTHER PERSONS AS “INITIAL INVESTORS” FOR
PURPOSES OF THE SERIES B PREFERRED STOCK

The Certificate of Designation of Voting Powers, Designation, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 6.0% Series B Convertible Preferred Stock (the “Designation”) of the Company is hereby amended as follows:

FIRST:  The definition of “Initial Investors” set forth in Section 18 of the Designation is hereby amended to read in its entirety as follows:

“Initial Investors” means (i) Glencore Finance AG, (ii) Mizuho International plc, (iii) Ohio Plastics, LLC and its affiliates and associates and (iv) solely for purposes of the definition of “Change of Control,” any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who beneficially owns shares of capital stock of the Company that at any time were beneficially owned by any of the persons described in clause (iii). For purposes of this paragraph, shares are “beneficially owned” by a person who would be considered a beneficial owner of such shares pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

SECOND:  Clause (i) of the definition of “Change of Control” set forth in Section 18 of the Designation is hereby amended to replace the word “both” with the word “more.”

THIRD:  The definition of “Contingent Warrants” set forth in Section 18 of the Designation is hereby amended to replace the words “the Initial Investors” with the words “Glencore Finance AG and Mizuho International plc.”

FOURTH:  The definition of “Note Purchase Agreement” set forth in Section 18 of the Designation is hereby amended to replace the words “the Initial Investors” with the words “Glencore Finance AG and Mizuho International plc.”

B-1

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
FOR
AGAINST ABSTAIN
1. Amendment to the redemption provision of the Series B Preferred Stock.
2. Amendment to include Ohio Plastics, LLC and certain other persons as “Initial Investors” for purposes of the Series B Preferred Stock.
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AGAINST ABSTAIN
I PLAN TO ATTEND
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PROXY MILACRON INC.
This Proxy is solicited on behalf of the Board of Directors Proxy for Special Meeting of Shareholders to be held November 27, 2007
Charles F. C. Turner and Larry D. Yost (each with power to act alone and power of substitution) are hereby authorized to represent and to vote all the shares of Common Stock, 6% Series B Convertible Preferred Stock and 4% Cumulative Preferred Stock of Milacron Inc. which the undersigned may be entitled to vote at a Special Meeting of Shareholders to be held November 27, 2007, and any adjournment or postponement thereof, for the purposes of considering and taking action upon the matters listed below, as more fully set forth in the Proxy Statement of Milacron Inc. dated ___, receipt of which is hereby acknowledged, and in their discretion on all other matters that may properly come before the meeting or that are incident to the conduct of the meeting. If the undersigned has a beneficial interest in shares held in a 401(k) or IRA plan sponsored by Milacron Inc., this proxy shall constitute a voting instruction form with respect to such plan shares. Voting instructions with respect to such plan shares must be provided by 11:59 p.m. Eastern Time on Friday, November 23, 2007, in the manner described herein. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the aforementioned proxy statement. The undersigned hereby revokes any and all prior proxies granted with respect to the matters described herein.
This proxy when properly executed will be voted as directed by the undersigned. If no direction is made, this proxy will be voted “FOR” Proposals (1) and (2).
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
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